Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2016 relating to the consolidated financial statements of StoneMor Partners L.P. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the two prospectuses, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 17, 2016